                                                 Exhibit 23(m)(2)

                            "CLASS B"
                 DISTRIBUTION AND SERVICING PLAN


    WHEREAS, THE EQUITABLE FUNDS, a Massachusetts business trust
(the "Trust"), adopted a plan dated November 1, 1988 concerning the distribution of its existing shares (the "Plan"); and

    WHEREAS, the Trust's Board of Trustees believes that it is appropriate to amend and restate the Plan in light of recent changes to the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD Rules");

    NOW THEREFORE, in consideration of the foregoing, the Plan is hereby amended and restated as of August 2, 1993 as follows:

    Section 1. The Trust will pay to the entity serving as principal underwriter of the Trust's shares (the "Distributor") a fee (the "Distribution Fee") for services rendered and expenses borne by the Distributor in connection with the distribution of the Class B shares of the Trust and another fee (the "Servicing Fee") in connection with personal services rendered to Class B shareholders of the Trust and/or maintenance of Class B shareholder accounts. The Distribution Fee shall be paid at an annual rate with respect to each portfolio of the Trust represented by a separate series of shares (a "Fund") not to exceed 1.00% of the average daily net assets attributable to the Fund's Class B shares, and the Servicing Fee shall be paid at an annual rate not to exceed 0.25 of 1.00% of the Fund's average daily net assets attributable to Class B shares; provided, however, that the Distribution Fee shall at no time exceed the limits imposed by the NASD Rules or other relevant regulations; and provided further, however, that the Distribution Fee and the Servicing Fee shall not, in the aggregate, exceed an annual rate of 1% of the Fund's average daily net assets attributable to Class B shares. Subject to such limits and subject to the provisions of Section 9 hereof, the Distribution Fee and Servicing Fee shall be as approved from time to time by (a) the Trustees of the Trust and (b) the Independent Trustees of the Trust and may be paid in respect of services rendered and expenses borne in the past in connection with the Fund's Class B shares as to which no Distribution Fee or Servicing Fee was paid on account of such limitations. If at any time this Plan shall not be in effect with respect to the Class B shares of all Funds of the Trust, the Distribution Fee and Servicing Fee shall be computed on the basis of the net assets of the Class B shares of those Funds for which the Plan is in effect. The Distribution Fee and Servicing Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine.

    Section 2. The Distribution Fee may be spent by the Distributor on any activities or expenses primarily intended to result in the sale of Class B shares of the Trust, including, but not limited to, compensation of employees of the Distributor, expenses (including overhead and telephone expenses) of employees of the Distributor who engage in the distribution of Class B shares, printing of prospectuses and reports for other than existing Class B shareholders, advertising and preparation, printing and distribution of sales literature.

    The Servicing Fee may be spent by the Distributor on personal services rendered to Class B shareholders of the Trust and/or maintenance of Class B shareholder accounts (but may not be spent on recordkeeping charges, accounting expenses, transfer costs, or custodian fees) within the meaning of the NASD Rules. Consistent with the foregoing, the Distributor's expenditures in respect of the Servicing Fee may include, but shall not be limited to, compensation to, and expenses (including telephone and overhead expenses) of, financial consultants or other employees of the Distributor or of participating or introducing brokers who render ongoing advice concerning the suitability of particular investment opportunities offered by the Trust in light of the shareholder's needs, who respond to inquiries from Class B shareholders relating to their investment in Class B shares, or who train personnel in the provision of such services.

    Section 3. This Plan shall not take effect with respect to the Class B shares of any Fund of the Trust until it has been approved by a vote of at least a majority of the outstanding voting securities representing the Class B shares of that Fund. This Plan shall be deemed to have been effectively approved with respect to the Class B shares of any Fund if a majority of the outstanding voting securities representing the Class B shares of that Fund votes for the approval of this Plan, notwithstanding that this Plan has not been approved by a majority of the outstanding voting securities representing the Class B shares of any other Fund or that this Plan has not been approved by a majority of the outstanding voting securities representing the Class B shares of the Trust.

    Section 4. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940 (the "Act") or the rules and regulations thereunder) of both
(a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

    Section 5. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 4.

    Section 6. Any person authorized to direct the disposition of monies paid or payable by the Class B shares of the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

    Section 7. This Plan may be terminated at any time with respect to the Class B shares of any Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities representing the Class B shares of that Fund.

    Section 8. All agreements with any person relating to implementation of this Plan with respect to the Class B shares of any Fund shall be in writing, and any agreement related to this Plan with respect to the Class B shares of any Fund shall provide:

    A. That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities representing the Class B shares of such Fund, on not more than 60 days' written notice to any other party to the agreement; and

    B. That such agreement shall terminate automatically in the event of its assignment.

    Section 9. This Plan may not be amended to increase materially the amount of the aggregate fee permitted pursuant to
Section 1 hereof without approval in the manner provided in
Section 3 hereof, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in
Section 4.

    Section 10. As used in this Plan, (a) the term "Independent Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment", "interested person" and "majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.




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00250184.BJ4